EXHIBIT 4.6

            EXTENSION OF PUT/CALL OPTION AGREEMENT DATED MAY 4, 2005 BETWEEN EN-ELTEK NETHERLANDS 2000 B.V. AND MR. ALOIS KUBAT

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                     EXTENSION OF PUT/CALL OPTION AGREEMENT

This extension of put/call option agreement (the "EXTENSION AGREEMENT") is made on this __ day of May 2005, by and between:

EN-Eltek Netherlands 2002 B.V., a Netherlands corporation with offices located at Naritaweg 165 Telestone 8 1043BW, Amsterdam, The Netherlands (hereinafter:
"EN-ELTEK"), and

Mr. Alois Kubat, of Filsstrasse 3, 73326 Deggingen, Germany (hereinafter:
"ALOIS")

Preambles:

WHEREAS, the parties hereto have entered into a Shares Purchase Agreement (the "Purchase Agreement") on June 10, 2002, pursuant to which Alois has had a Put Right and En-Eltek has had a Call Right as the terms defined in the Purchase Agreement; and

WHEREAS,    the parties wish to extend certain provisions detailed in section
            7.4.1 to the Purchase Agreement.

NOW, THEREFORE, it is agreed as follows:

1. The terms used in this Extension Agreement shall have the meanings as defined under the Purchase Agreement.

2.    The Option Period shall be extended until December 31, 2007.

3. The minimum Price for Alois's Holdings of 1,080,000 DM and the maximum Price for Alois's Holdings of 1,800,000 DM shall increase by the addition of interest at the rate of LIBOR + 1% from the date of this agreement until the date of exercising the Put Right. The LIBOR rate to be used shall be the annual interest rate for the Euro prevailing at the time of signing this Agreement and each year thereafter.

4. All other terms and conditions not specifically amended herein shall continue to be in full force and effect.

5. This Extension Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of each together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Eltek and Alois have executed this Extension Agreement, as of the day and year first above written.

EN-ELTEK                                  MR. ALOIS KUBAT

By: /s/ Nissim Gilam                      By: /s/ Alois Kubat
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Name: Nissim Gilam                        Name: Alois Kubat
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By: /s/ Arieh Reichard
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Name: Arieh Reichard
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